EXHIBIT 10.1

Execution Version

TECHNOLOGY PURCHASE AGREEMENT
BETWEEN
SCHLUMBERGER TECHNOLOGY CORPORATION,
SCHLUMBERGER CANADA LIMITED, AND
 SCHLUMBERGER B.V.
AND
ENVIRO VORAXIAL TECHNOLOGY, INC. AND
 FLORIDA PRECISION AEROSPACE, INC.
____________________________
Dated as of March 13, 2017

ARTICLE 1 DEFINITIONS		1
1.1	Certain Definitions.	1
1.2	Other Definitional and Interpretive Matters.	4
1.3	Joint Drafting.	5
ARTICLE 2 PURCHASE AND SALE OF ASSETS		5
2.1	Purchase and Sale of Assets.	5
2.2	Excluded Assets.	5
2.3	Excluded Liabilities.	5
2.4	Grant-Back License.	5
2.5	No Implied Rights, No Trademark Rights.	6
2.6	Improper Market Entry.	6
2.7	Further Conveyances and Assumptions; Consent of Third Parties.	7
ARTICLE 3 CONSIDERATION		7
3.1	Consideration.	7
3.2	Payment of Purchase Price at Closing.	7
3.3	Holdback A Non-Exclusive Remedy.	8
3.4	Withholding of Taxes.	8
ARTICLE 4 CLOSING		8
4.1	Closing.	8
4.2	Closing Date.	8
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF SELLER		8
5.1	Organization and Good Standing.	8
5.2	Authorization of Agreement.	8
5.3	Conflicts; Consents of Third Parties.	8

i

(continued)
5.4	Title to Purchased Assets, Right to Conduct Business.	9
5.5	Orders.	9
5.6	Intellectual Property.	9
5.7	Litigation.	10
5.8	Compliance with Laws: Permits.	10
5.9	Financial Advisors.	11
5.10	Sole Subsidiary.	11
5.11	No Further Representations	11
ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF PURCHASERS		11
6.1	Organization and Good Standing.	11
6.2	Authorization of Agreement.	11
6.3	Financial Advisors.	11
ARTICLE 7 COVENANTS		11
7.1	Non-Competition; Confidentiality.	11
7.2	Publicity.	12
7.3	Sellers' Continued Operations.	13
7.4	Licenses Outside the Oil and Gas Market.	13
ARTICLE 8 CONDITIONS TO CLOSING		13
ARTICLE 9 CLOSING DELIVERABLES		14
9.1	Sellers' Deliverables.	14
9.2	Purchasers' Deliverables.	14
ARTICLE 10 TERMINATION		15
10.1	Termination by Purchasers.	15
10.2	Termination by Sellers.	15
10.3	Effect of Termination.	15

(continued)

ARTICLE 11 INDEMNIFICATION		15
11.1	Indemnification Obligations.	15
11.2	Indemnification Procedures For Third-Person Claims.	16
11.3	General Procedures.	16
ARTICLE 12 TAXES		16
12.1	Taxes.	16
12.2	Cooperation on Tax Matters.	16
ARTICLE 13 MISCELLANEOUS		17
13.1	Expenses.	17
13.2	Jurisdiction.	17
13.3	Entire Agreement; Amendments and Waivers.	17
13.4	Governing Law.	17
13.5	Notices.	17
13.6	Severability.	18
13.7	Binding Effect; Assignment.	18
13.8	Non-Recourse.	18
13.9	Counterparts.	18

Schedules
2.2.          Excluded Assets
2.3.          Excluded Liabilities
3.2.          Transition Items
3.3.          Payment Instructions
5.6(a).     Listing of Certain Intellectual Property
5.6(g).     Existing Non-Disclosure Agreements.
5.6(j).      Existing Contract Orders
5.6(k).     Software
5.7.           Legal Proceedings
7.1(a).     Key Shareholders
7.1(b).     Non-Compete Exceptions

Exhibits
A.          Bill of Sale and Intellectual Property Assignment and Grant-Back License Agreement
B.             Termination, Assignment, Settlement, and General Release Agreement
C.             Non-Competition and Non-Disclosure Agreement
D.             Supply Agreement

TECHNOLOGY PURCHASE AGREEMENT
This Technology Purchase Agreement dated as of March 13, 2017, (the "Agreement") is by and between
Schlumberger Technology Corporation, a Texas corporation, Schlumberger Canada Limited, a Canadian entity, and Schlumberger B.V., an entity organized under the laws of the Netherlands, (collectively "Purchasers"); and
Enviro Voraxial Technology, Inc., an Idaho corporation, and Florida Precision Aerospace, Inc. a Florida corporation ("Sellers").
WHEREAS, Sellers presently conduct the Business and own various assets related thereto; and
WHEREAS, Sellers desire to sell, transfer and assign to Purchasers, and Purchasers desire to acquire and assume from Sellers, all of the Purchased Assets, all as more specifically provided herein.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:
ARTICLE 1
DEFINITIONS
1.1          Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:
"Affiliate" means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, and the term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
"Business" means the businesses of Sellers related to phase or constituent sensing or separation (e.g., liquid-liquid, liquid-solid or liquid-gas separation and gas or liquid sensing), including all product lines and services related thereto and including the Voraxial product line and services.
"Business Day" means any day of the year other than a Saturday, a Sunday, or any day on which the Federal Reserve Bank of Dallas is closed.
"Documents" means any and all files, documents, instruments, computer programs on a tangible medium, papers, books, reports, records, tapes, microfilms, templates, vendor lists, supply-chain documents, photographs, letters, budgets, forecasts, ledgers, journals, customer lists, regulatory filings, operating data and plans, technical documentation (e.g., design specifications, engineering files, functional requirements, operating instructions, source code, logic manuals, flow charts), user documentation (e.g., installation guides, user manuals, training materials, release notes, working papers), marketing documentation (e.g., sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials, in each case whether or not in electronic form.
"Environmental Law" means any foreign, federal, state or local statute, regulation, ordinance, rule of common law or other legal requirement as now or hereafter in effect in any way relating to the protection of human health and safety, the environment or natural resources.
"Governmental Body" means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).
"Intellectual Property License" means (i) any grant to a third Person of any right to use or otherwise related to any of the Purchased Intellectual Property, and also means (ii) any grant to Sellers of a right to use a third Person's intellectual property rights for or related to the use of any Purchased Intellectual Property or conducting the Business.
"Knowledge of Sellers" means the actual knowledge, after due inquiry, of the officers, directors and Key Shareholders of Sellers, and the knowledge that each such person would have reasonably acquired after due inquiry or by virtue of his or her position.
"Law" means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other requirement of a Governmental Body.
"Legal Proceeding" means any judicial, administrative or arbitral actions, suits, proceedings (public or private) or claims or any proceedings by or before a Governmental Body.
"Liability" means any debt, loss, damage, adverse claim, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto.
"Lien" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, bond-holder rights, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.
"Oil-and-Gas Market" means a market related to the exploration, drilling, production, processing, separation, transportation, distribution or refining of hydrocarbons, including the entirety of the upstream, midstream and downstream petroleum and natural-gas markets.
"Order" means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

"Ordinary Course of Business" means the ordinary and usual course of normal day-to-day operations of the Business consistent with past practice.
"Permits" means any approvals, authorizations, consents, licenses, permits or certificates.
"Person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.
"Purchased Intellectual Property" means all intellectual property rights (including the right to sue and collect past damages for infringement or misappropriation thereof) owned by, used by, or assigned to Sellers in connection with the Business and arising from or in respect of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction:
(i)          all patents and patent applications (whether active, expired or abandoned) worldwide, including continuations, divisionals, counterparts, continuations-in-part, or reissues of patent applications and patents issuing thereon or related thereto (collectively, "Patents"),
(ii)          all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, internet domain names and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (collectively, "Marks"),
(iii)          all copyrights (and, if any, registrations and applications therefor), works of authorship and mask work rights (collectively, "Copyrights"),
(iv)          all confidential Technology and other proprietary and confidential information in possession of Sellers used in connection with the Business (collectively, "Trade Secrets"), and
(v)          all Software and non-confidential Technology in possession of Sellers used in connection with the Business.
"Sellers" means Enviro Voraxial Technology, Inc. and Florida Precision Aerospace, Inc., both collectively and each individually.
"Software" means any and all (i) computer programs, including any and all software implementations of algorithms, firmware, networking protocols, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (iv) screens, user interfaces, report formats, development tools, templates, menus, buttons, icons and other elements related to human-machine interfaces, and (v) all documentation including user manuals and other training documentation related to any of the foregoing.

"Taxing Authority" shall mean the U.S. Internal Revenue Service and any other Governmental Body responsible for the administration of any Tax.
"Tax" or "Taxes" means (i) any and all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in relation to the foregoing, and (iii) any liability in respect of any items described in clauses (i) and (ii) payable by reason of contract, assumption, transferee liability, operation of law, Treasury Regulation section 1.1502‑6(a) (or any predecessor or successor thereof or any analogous or similar provision under law) or otherwise.
"Technology" means all discoveries, concepts, designs, drawings, formulae, algorithms, procedures, compositions, methods, databases, techniques (including manufacturing and production processes and techniques), ideas, know-how, show-how, research and development, technical data, programs, subroutines, specifications, technical information, commercial information (e.g., customer lists, supplier lists, supply-chain information, pricing and cost information, and business and marketing plans and proposals) processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology.
1.2          Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:
Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.
Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.
Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any "Section" are to the corresponding Section of this Agreement unless otherwise specified.
Herein. The words such as "herein," "hereinafter," "hereof," and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
Including. The word "including" or any variation thereof means "including, without limitation" and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
1.3          Joint Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto. No presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
ARTICLE 2
PURCHASE AND SALE OF ASSETS
2.1          Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, at Closing Purchasers shall (or shall cause its designated Affiliate or Affiliates to) purchase, acquire and accept from Sellers, and Sellers shall sell, transfer, assign, convey and deliver to Purchasers (or its designated Affiliate or Affiliates) all of Sellers' right, title and interest in, to and under the Purchased Assets, free and clear of all Liens. "Purchased Assets" shall mean each of the following assets:
(a)	the Purchased Intellectual Property; and

(b)	all Documents related to the Business or to the Purchased Intellectual Property.

            2.2          Excluded Assets. Nothing herein shall be deemed to sell, transfer, assign or convey the Excluded Assets—which are all assets of the Sellers that are not Purchased Assets ("Excluded Assets")—to Purchasers, and Sellers shall retain all right, title and interest to, in and under the Excluded Assets. Excluded Assets include those assets identified in Schedule 2.2.
2.3          Excluded Liabilities. Purchasers are not assuming and shall not be responsible for any Liabilities or obligations of Sellers of any kind or nature whatsoever, including any liabilities with respect to the Purchased Assets or Sellers' or Sellers' future Affiliates' conduct of the Business or businesses unrelated to the Business prior to or after Closing. Any and all Liabilities of the Sellers and their future Affiliates are expressly excluded (the "Excluded Liabilities"). And Excluded Liabilities include those identified on Schedule 2.3.
2.4          Grant-Back License. Purchasers shall grant to Sellers, in accordance with the terms and conditions of the Bill of Sale and Intellectual Property Assignment and Grant-Back License Agreement (which, for the sake of clarity, is subject to Sellers' obligations of confidentiality under Article 7 hereof) in the form of Exhibit A hereto:

(a)
a non-exclusive, worldwide, royalty-free license (nontransferable, but sublicensable to Sellers' Affiliates), to make, use, sell, offer for sale, and import products and processes embodying the Purchased Intellectual Property outside the Oil-and-Gas Market; and

(b)
a non-exclusive, worldwide, royalty-free license (nontransferable, but sublicensable to Sellers' Affiliates) to make, use, sell, offer for sale, and import products and processes embodying the Purchased Intellectual Property in the Oil-and-Gas Market, but only to the extent necessary to:

(i)
repair or service, but not remanufacture, any goods incorporating the Purchased Intellectual Property that Sellers sold to third Persons prior to Closing or on or after Closing in accordance section 2.4(b)(ii) below; or

(ii)	fulfill, on or after Closing, any obligation identified in Schedule 5.6(j) to deliver goods incorporating the Purchased Intellectual Property;

(c)
a right to use any tangible copies of the Documents or Technology assigned to Purchasers that remain in Sellers' possession, but solely for the purpose of effecting Sellers' rights described in Sections 2.4(a) and 2.4(b) above;

(d)
to the extent the Purchased Intellectual Property is a Copyright, a non-exclusive, worldwide, royalty-free license (nontransferable, but sublicensable to Sellers' Affiliates) to copy and make derivative works, but solely for the purpose of effecting Sellers' rights described in Section 2.4(a) and 2.4(b) above; and

(e)
a non-exclusive, worldwide, royalty free license to use the Marks in commerce for a period of six-months immediately after the Closing Date, but only to the extent necessary to 1) facilitate Sellers' transition to new trademarks and 2) to further Sellers' license rights under Sections 2.4(a) and 2.4(b).

            2.5          No Implied Rights, No Trademark Rights. Except as expressly provided in Section 2.4 above, Sellers retain no right to or to use the Purchased Assets (including the Marks), implied or otherwise.
2.6          Improper Market Entry. Notwithstanding the foregoing or anything else in this Agreement, Sellers shall not exercise their rights under Section 2.4 above if that exercise of their rights will or is likely to cause products or processes embodying the Purchased Intellectual Property to enter the Oil-and-Gas market, excluding any such entry pursuant to Section 2.4(b).

2.7          Further Conveyances and Assumptions; Consent of Third Parties. From time to time following Closing, Sellers and Purchasers shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquaintances and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to Purchasers and their respective successors or assigns, all of the properties, rights, titles, interests, remedies, powers and privileges intended to be conveyed to Purchasers under this Agreement and the Sellers Documents, and to otherwise make effective the transactions contemplated hereby and thereby.
ARTICLE 3
CONSIDERATION
3.1          Consideration. The aggregate consideration for the Purchased Assets shall be an amount in cash equal to Four Million U.S. Dollars ($4,000,000) (the "Purchase Price").
3.2          Payment of Purchase Price at Closing. On the Closing Date, Purchasers shall hold back or pay the Purchase Price as follows:
(a)	Two Million Six Hundred Thousand U.S. Dollars ($2,600,000) shall be paid directly to Florida Precision Aerospace, Inc.

(b)	Four Hundred Thousand U.S. Dollars ($400,000) shall be paid directly Enviro Voraxial Technology, Inc.

(c)
One Million U.S. Dollars ($1,000,000) shall be held back by Purchasers to be paid to Florida Precision Aerospace, Inc., upon completion, as determined solely by Purchasers, of both 1) the complete transfer of the Purchased Intellectually Property to Purchasers and 2) the provision by Sellers of transition information, assets and services ("Transition Items") to Purchasers sufficient to reasonably enable Purchasers to commercialize the Purchased Assets, including the Transition Items identified in and provided in accordance with Schedule 3.2.

(d)
Purchasers may, at their discretion, deduct from the payment due to Sellers under Section 3.2(c) the value of any claims they may have against Sellers pursuant or related to this Agreement; and, to be clear, this right to deduct is not Purchasers' exclusive remedy for claims under this Agreement, nor does it limit Purchasers' other rights in any way whatsoever.

Purchasers' payment of the Purchase Price will be allocated amongst the Purchasers as follows:
•	Schlumberger Technology Corporation: 85% for all U.S. rights in and to the Purchased Assets;

•	Schlumberger B.V.: 14% for all non-U.S. and non-Canadian rights in and to the Purchased Assets; and

•	Schlumberger Canada: 1% for all Canadian rights in and to the Purchased Assets.

            Payment Mechanism.  All such amounts shall be paid by wire transfer of immediately available funds in accordance with the payment instructions set forth in Schedule 3.3.

3.3          Holdback A Non-Exclusive Remedy. The parties agree that the holdback provided by Section 3.2 above is non-exclusive and in addition to any other rights and remedies that Purchasers may have hereunder or at law or in equity.
3.4          Withholding of Taxes. For any funds provided to Sellers pursuant to this Agreement, Purchasers may withhold applicable Taxes for the account of Sellers, to the extent required by law.
ARTICLE 4
CLOSING
4.1          Closing. The closing of the purchase and sale of the Purchased Assets provided for in Article II hereof ("Closing") shall take place at 11210 Equity Dr., Houston, TX 77041 at 10:00 a.m. (Houston time) (or at such other time and place—including via virtual or telephonic conference or via electronic communications—as the parties may, upon written agreement, designate in writing) on the Closing Date.
4.2          Closing Date. The "Closing Date" shall be three Business Days following the date all conditions set forth in Article 8 (Conditions to Closing) have been satisfied.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER
Sellers hereby represent and warrant to Purchasers that:
5.1          Organization and Good Standing. Sellers are corporations duly organized, validly existing and in good standing under the laws of the State of Idaho, for Enviro Voraxial Technology, Inc., and the laws of the State of Florida, for Florida Precision Aerospace, Inc., and Sellers have all requisite corporate power and authority to own and use the Purchased Assets and to conduct the Business conducted pursuant to Sellers' Ordinary Course of Business.
5.2          Authorization of Agreement. Sellers have all requisite power, authority and legal capacity to execute and deliver this Agreement, and all other agreements, documents, instruments or certificates contemplated to be executed by Sellers pursuant to this Agreement ("Sellers Documents"). The execution and delivery of this Agreement, the Sellers Documents, and all transactions contemplated by the Agreement or the Sellers Documents have been duly authorized by all requisite corporate action on the part of Sellers prior to execution of such.
5.3          Conflicts; Consents of Third Parties. Execution and delivery by Sellers of this Agreement, the Sellers Documents, the consummation of the transactions contemplated by the Agreement and Sellers Documents, or compliance by Sellers with any of the provisions hereof or thereof will not, with respect to the Purchased Assets or conducting of the Business:
(a)	conflict with, or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit,

(b)	give rise to any obligation of Sellers to make any payment, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person,

(c)	result in the creation of any Liens, or

(d)	otherwise breach or violate any contract, license, or agreement to which Sellers are bound.

            5.4          Title to Purchased Assets, Right to Conduct Business. Sellers exclusively own and have good title to each of the Purchased Assets, free and clear of all Liens. There are no restrictions of any kind related to the use of the Purchased Assets in conducting the Business; nor are there any restrictions on conducting the Business as Sellers would conduct in their Ordinary Course of Business. Moreover, the Purchased Assets are of sufficient character and quality to enable Purchasers to reasonably commercialize the Purchased Assets and conduct the Business independently.
5.5          Orders. There are no Orders to which Sellers are a party or by which Sellers are bound.
5.6          Intellectual Property. Schedule 5.6(a) is not a complete list of all Purchased Intellectual Property, but does set forth an accurate and complete list of all Patents, registered Marks, pending applications for registrations of any Marks, and unregistered Marks, owned or filed by Sellers.
(a)
Sellers are the sole and exclusive owners of all right, title and interest in and to all of the Purchased Intellectual Property, free and clear of all Liens. All Purchased Intellectual Property was created solely by or for Sellers (or their predecessors in interest), and Sellers have obtained, through enforceable written agreements, assignment of all rights in and to the Purchased Intellectual Property from those who may have contributed to or participated in the conception or development thereof. Accordingly, no present or former employee, agent or consultant has any right, title, or interest, directly or indirectly, in whole or in part, in any Purchased Intellectual Property.

(b)
Neither the Purchased Assets nor conducting the Business infringes, is a misappropriation of, or violates any intellectual property right of any third Person, and no such claim (i) has ever been threatened or asserted, or (ii) is pending against Sellers. And there are no facts or circumstances, in relation to the Purchased Assets or conducting the Business, that would reasonably form the basis for any claim of infringement, misappropriation, or other violation of any intellectual property right of any third Person

(c)
Except for any patents that have expired due to term, all of Sellers' rights in and to the Purchased Intellectual Property are valid and enforceable. No claims challenging or questioning the validity or enforceability of the Purchased Intellectual Property have been asserted, and there are no facts or circumstances that would reasonably form the basis for any claim challenging the ownership, use, validity or enforceability of the Purchased Intellectual Property.

(d)	No claim that the Purchased Intellectual Property was infringed, misappropriated or otherwise violated has been made by Sellers or Sellers' predecessors in interest.

(e)	No third Person is infringing, violating, misusing or misappropriating any of the Purchased Intellectual Property.

(f)	Except for commercial off-the-shelf licenses, there is no Intellectual Property License with a third Person with respect to the Purchased Assets or in relation to Business.

(g)
No Trade Secret or any other non-public, proprietary information material to the Business or related to the Purchased Intellectual Property has been authorized to be disclosed or has been actually disclosed by Sellers (or a predecessor in interest) to any employee or any third Person, other than pursuant to a non-disclosure agreement restricting the disclosure and use of the Purchased Intellectual Property and as provided on Schedule 5.6(g). Sellers have taken adequate security measures to protect the secrecy, confidentiality and value of all the Trade Secrets of Sellers and any other confidential information, including invention disclosures not covered by any patents owned or patent applications filed or abandoned by Sellers, which measures provide no less than a reasonable degree of care.

(h)
No employee, consultant, independent contractor or other third Person with an obligation of confidentiality to Sellers, as a result of or in the course of such employee's, consultant's or independent contractor's engagement by Sellers, is in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement.

(i)	The consummation of the transactions contemplated hereby will not result in the loss or impairment of Purchasers' right to own or use any of the Purchased Intellectual Property.

(j)
Except as provided in Schedule 5.6(j) (which the parties may amend, upon agreement, via a written instrument), there are no contracts or other obligations related to the Purchased Intellectual Property or the Business (whether, for the sake of clarity, in the Oil-and-Gas Market or not) requiring purchases from or sales to a particular Person.

(k)
Schedule 5.6(k) sets forth a complete and accurate list of (i) all Software that is owned exclusively by Sellers and is material to the operation of the Business and (ii) all Software that is used by Sellers in the Business that is not exclusively owned by Sellers, excluding Software available on reasonable terms through commercial distributors for a license fee of no more than $1,000.

5.7          Litigation. Except as provided on Schedule 5.7, there is no Legal Proceeding pending nor has any Legal Proceeding been threatened against Sellers, or any of the officers, directors or Key Shareholders thereof, or to which Sellers are otherwise a party; nor is there any reasonable basis for any such Legal Proceeding.
5.8          Compliance with Laws: Permits. Sellers are in compliance in all material respects with all Laws of any Governmental Body with respect to the Purchased Assets or the Business, and, to be clear, Sellers have complied with all federal and state securities laws, regulations and requirements in relation to the sale of Purchased Assets, this Agreement, or the Business. Sellers have not received any written or other notice of nor been charged with the violation of any Laws. Sellers are not under investigation with respect to the violation of any Laws, and there are no facts or circumstances which could reasonably form the basis for any such violation, including any violation of any Environmental Law or Permit.
5.9          Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Sellers in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.
5.10          Sole Subsidiary. Florida Precision Aerospace, Inc., is a Florida corporation in good standing, is wholly owned by Enviro Voraxial Technology, Inc., and is Enviro Voraxial Technology, Inc.'s sole subsidiary. Enviro Voraxial Technology, Inc. is Florida Precision Aerospace, Inc.'s sole parent entity, and Enviro Voraxial Technology, Inc. has no parent entity.
5.11          No Further Representations. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND NOTWITHSTANDING ANYTHING ELSE TO THE CONTRARY HEREIN, THE PARTIES AGREE THAT NEITHER PURCHASERS NOR SELLERS NOR ANY OF THEIR AFFILIATES OR REPRESENTATIVES HAVE MADE OR ARE MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL. FOR THE SAKE OF CLARITY AND, AGAIN, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS AGREEMENT, SELLERS HAVE MADE NO IMPLIED REPRESENTATION OR WARRANTY TO PURCHASERS AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE PURCHASED ASSETS.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PURCHASERS
Purchasers hereby represent and warrant to Sellers that:
6.1          Organization and Good Standing. Purchasers are entities duly organized, validly existing and in good standing under the laws of their respective jurisdictions of formation.

            6.2          Authorization of Agreement. Purchasers have full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchasers in connection with the consummation of the transactions under this Agreement. The execution, delivery and performance of those documents have been duly authorized by all necessary corporate action on behalf of Purchasers.
6.3          Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchasers in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.
ARTICLE 7
COVENANTS
7.1          Non-Competition; Confidentiality.

(a)	Upon the Closing Date and until the three-year anniversary thereof, Sellers, their future Affiliates, and "Key Shareholders" (as provided on Schedule 7.1(a)) shall not participate or cause participation in the Oil-and-Gas Market in relation to the Business, except to the extent necessary to:

(i)	repair or service, but not remanufacture, any goods Sellers sold to third Persons prior to Closing or on or after Closing in accordance with 7.1(a)(ii) below;

(ii)	fulfill, on or after Closing, any obligation identified in Schedule 5.6(j) to deliver goods or services; or

(iii)	continue an existing business expressly identified on Schedule 7.1(b) as an exception for a particular one of Sellers or a particular Key Shareholder.

(b)
Sellers shall take all reasonable measures to ensure the confidentiality and prevent the improper use of all Trade Secrets. To that end, Sellers, their future Affiliates, and employees, directors, or officers thereof, shall be bound to not disclose or use the Trade Secrets unless such disclosure or use is necessary to employ a right under a license granted to Sellers pursuant to this Agreement. And, in the event of such disclosure or use, using at least a reasonable degree of care, Sellers shall ensure the receiving Person shall and can maintain the secrecy, and police any improper use, of the disclosed Trade Secrets.

(c)
The covenants and undertakings contained in this Section 7.1 relate to matters which are of a special, unique and extraordinary character, and a violation or threatened violation of any of the terms of this Section 7.1 will cause irreparable injury to the Purchasers, the amount of which cannot be adequately compensated. Therefore, Purchasers will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any actual or threatened breach of this Section 7.1. The rights and remedies provided by this Section 7.1 are cumulative and in addition to any other rights and remedies which Purchasers may have hereunder or at law or in equity. In the event that Purchasers were to seek damages for any breach of this Section 7.1, the portion of the Purchase Price which is allocated by the parties to the foregoing covenant shall not be considered a measure of or limit on such damages.

(d)
The parties hereto agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 7.1 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

7.2          Publicity.
(a)
Except as required under applicable Law, by the applicable rules of the respective stock exchange on which Purchasers or Sellers (or an Affiliate of either) list securities, or reasonably necessary to further the transactions contemplated by this Agreement, neither Sellers nor Purchasers shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto.

(b)
Except as required under applicable Law, by the applicable rules of the respective stock exchange on which Purchasers or Sellers (or an Affiliate of either) list securities, or reasonably necessary to further the transactions contemplated by this Agreement, Purchasers and Sellers agree that the terms of this Agreement shall not be disclosed or otherwise made available to the public.

7.3          Sellers' Continued Operations. For any goods and services Sellers may provide, in relation to the Business, either prior to Closing or after Closing but pursuant to a right under Section 2.4, Sellers agree that they will operate the Business in a manner providing at least the quality and service as it has in its Ordinary Course of Business, including fulfilling Sellers' obligations with respect to any orders identified on Schedule 5.6(j). Furthermore, Sellers agree to not, without permission from Purchasers, which shall not be unreasonably withheld, enter into any new obligations related to the Purchased Intellectual Property or the Business until after Closing, and even then only to the extent expressly permitted under this Agreement.  Purchaser shall provide a response to Seller within two (2) Business Days.
7.4          Licenses Outside the Oil and Gas Market. Following Closing, Purchasers agree to not grant any licenses to make, use, sell, offer for sale, and import products and processes embodying the Purchased Intellectual Property outside the Oil-and-Gas Market, except if such license is being granted
(a)	to an Affiliate of one or more of the Purchasers;

(b)	to a customer of one or more of the Purchasers, or a customer of an Affiliate thereof; or

(c)	pursuant to a sale of assets or a business that employs the Purchased Intellectual Property.

ARTICLE 8
CONDITIONS TO CLOSING
The obligation of Purchasers to effect purchase of the Purchased Assets and its other obligations under this Agreement shall be subject to the satisfaction, or Purchasers' waiver, of the following conditions on or prior to the Closing Date:
(a)
Sellers shall have performed, in all material respects, its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date, and Purchasers shall have received a written certification from Sellers to such effect;

(b)
the representations and warranties of Sellers in Article 5 and as contained elsewhere in this Agreement shall be continuously true and correct as of the date of this Agreement and as of the Closing Date as though made as of such date;

(c)
Sellers shall have obtained necessary corporate approval, including from shareholders of any class or series of Sellers' stock necessary for such approval, to adopt and approve this Agreement and the transactions contemplated by this Agreement;

(d)
Sellers shall have obtained a duly executed Termination, Assignment, Settlement And General Release Agreement—as set forth in the form provided as Exhibit B—from named inventor on U.S. Patent Nos. 6,248,231 and 7,727,386 Mr. Michael A. Anthony ("Anthony"), and fulfilled all obligations regarding payment of funds to Anthony thereunder; and

(e)	Since the execution of this Agreement, the value or condition of the Purchased Assets has not been substantially and materially reduced.

ARTICLE 9
CLOSING DELIVERABLE
9.1          Sellers' Deliverables. At Closing, Sellers shall deliver, or shall cause to be delivered, to Purchasers:

(a)	a duly executed Non-Competition Agreement in the form of Exhibit C hereto signed by each of the Key Shareholders;

(b)	a duly executed Bill of Sale and Intellectual Property Assignment and Grant-Back License Agreement in the form of Exhibit A hereto signed by Sellers;

(c)	a duly executed Termination, Assignment, Settlement And General Release Agreement from Anthony, and evidence establishing payment of funds due to and acceptance of those funds by Anthony;

(d)	a duly executed Supply Agreement in the form of Exhibit D hereto signed by Sellers; and

(e)	such other documents as Purchasers may reasonably request.

9.2          Purchasers' Deliverables. At Closing, Purchasers shall deliver, or shall cause to be delivered:

(a)	a duly executed Supply Agreement in the form of Exhibit D hereto signed by Purchasers;

(b)	a duly executed Bill of Sale and Intellectual Property Assignment and Grant-Back License Agreement in the form of Exhibit A hereto signed by Purchasers; and

(c)	evidence establishing the wire transfer referred to in Section 3.2 hereof.

ARTICLE 10
TERMINATION
10.1          Termination by Purchasers. Purchasers may terminate this Agreement prior to Closing if (a) Sellers fail to satisfy any or all of the conditions of closing outlined in Sections 8.1(a)-(d) by May 30, 2017, (or on a later date as the parties may, upon agreement, designate in writing) (b) the value or condition of the Purchased Assets has been substantially and materially reduced; (c) Sellers materially breach any covenant or obligation it has under this Agreement; or (d) any representation or warranty of Sellers in Article 5 becomes untrue.
10.2          Termination by Sellers. Sellers may terminate this Agreement prior to Closing if (a) Purchasers materially breach any covenant or obligation it has under this Agreement or (b) if any representation or warranty of Purchasers in Article 6 becomes untrue.
10.3          Effect of Termination. In the event of termination of this Agreement  pursuant to this Article 10, all obligations of the parties hereto shall terminate, except that nothing herein shall relieve any party from any liability for any willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement (it being understood that the failure of a party to effect Closing when required under the terms of this Agreement shall constitute a willful and material breach), and all rights and remedies of such non-breaching party under this Agreement in the case of such a willful and material breach, at law or in equity, shall be preserved.
ARTICLE 11
 INDEMNIFICATION
11.1          Indemnification Obligations. Sellers hereby agree to indemnify and hold Purchasers and its directors, officers, employees, Affiliates, agents, attorneys, representatives, successors and assigns (collectively, the "Purchasers Indemnified Parties") harmless, for direct or third-Person claims, from and against:
(a)
any and all losses, liabilities, obligations, costs, expenses (including attorneys' fees), and damages (individually, a "Loss" and, collectively, "Losses") based upon, attributable to or resulting from the failure of any representation or warranty of Sellers set forth in this Agreement or in any Seller Document, to be true and correct in all respects at the date hereof and at the Closing Date;

(b)	any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Sellers under this Agreement or any Seller Document;

(c)	any and all Losses based upon Sellers' conduct of the Business prior to Closing, or Sellers' exercise of its rights, on or after Closing, pursuant Section 2.4 hereunder,

(d)	any and all Losses based upon Sellers' or their future Affiliates' conduct with respect to a third Person prior to or after Closing, and

(e)	any and all Losses arising out of, based upon or relating to any Excluded Asset or any Excluded Liabilities.

11.2          Indemnification Procedures For Third-Person Claims.
(a)
In the event that any Legal Proceedings shall be instituted or that any claim or demand ("Claim") shall be asserted by any third Person in respect of which payment may be sought under Section 11.1 hereof, the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. If the indemnified party defends any Claim, then the indemnifying party shall reimburse the indemnified party for the expenses of defending such Claim upon submission of periodic bills. The indemnifying party may participate, at his or its own expense, in the defense of such Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim.

11.3          General Procedures.
(a)
After any final judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within ten (10) business days after the date of such notice.

(b)
The failure of the indemnified party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party's obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

ARTICLE 12
TAXES
12.1          Taxes. Sellers shall (i) be responsible for (and shall indemnify and hold harmless Purchasers against) any and all Liabilities for any sales, use, stamp, documentary, filing, recording, transfer, stock transfer, gross receipts, registration, duty, securities transactions or similar fees or Taxes or governmental charges (together with any interest or penalty, addition to tax or additional amount imposed) as levied by any Taxing Authority in connection with the transactions contemplated by this Agreement (collectively, "Transfer Taxes"), regardless of the Person liable for such Transfer Taxes under applicable Law, and (ii) timely file or caused to be filed all necessary documents (including all tax returns) with respect to Transfer Taxes.
12.2          Cooperation on Tax Matters. Purchasers and Sellers shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Purchased Assets as is reasonably necessary for the preparation and filing of any tax return, claim for refund or other required or optional filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters.

ARTICLE 13
MISCELLANEOUS
13.1          Expenses. Except as otherwise provided in this Agreement, each of Sellers and Purchasers shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.
13.2          Jurisdiction. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within Harris County, Texas over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and waive any claims a party may have regarding such court's lack of personal jurisdiction over that party.
13.3          Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof; it supersedes any prior agreement—whether written or oral and including the "Term Sheet" entered into in November of 2016 between Cameron International Corporation, an Affiliate of Purchasers, and Enviro Voraxial Technologies Inc.—and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.
13.4          Governing Law. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Delaware, without regard to Delaware's rules of conflicts of law.
13.5          Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), or (ii) one business day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):
If to Sellers, to:	Enviro Voraxial Technology, Inc. 821 NW 57th Place Fort Lauderdale, FL 33309 Attention: President, John A. Di Bella

If to Purchasers, to:	Schlumberger Technology Corporation 300 Schlumberger Drive Sugar Land, Texas 77478 Attention: General Counsel
With a copy to:	Cameron Solutions Inc. 11210 Equity Drive Houston, Texas 77041 Attention: Vice President, Marketing & Technology

13.6          Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
13.7          Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Sellers or Purchasers (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; except Purchasers may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, Purchasers' rights to purchase the Purchased Assets and Purchasers' rights to seek indemnification hereunder) to any Affiliate of Purchasers.
13.8          Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Purchasers shall have any liability for any obligations or liabilities of Purchasers under this Agreement or the Purchasers Documents of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.
13.9          Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

Schlumberger Technology Corporation

By: Andrea Shaffer

Name: Andrea Shaffer

Title: Vice President

Schlumberger B.V.

By: ________________

Name: ________________

Title: ________________

Schlumberger Canada Limited

By: ________________

Name: ________________

Title: ________________

ENVIRO VORAXIAL TECHNOLOGY, INC.

By: [signature]

Name: John A. DiBella

Title: President

FLORIDA PRECISION AEROSPACE, INC.

By: [signature]

Name: John A. DiBella

Title: President

                IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.